UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

          Date of Report (Date of earliest event reported):  7 May 1997

                                  ALPNET, INC.
             (Exact name of registrant as specified in its charter)

             UTAH                    0-15512                87-0356708
       (State or other          (Commission File           (IRS Employer
       jurisdiction of               Number)              Identification
       incorporation)                                         Number)

                  4460 South Highland Drive #100
                      Salt Lake City, Utah                84124-3543
             (Address of principal executive offices)     (Zip Code)

       Registrant's telephone number, including area code:  (801) 273-6600

  Former name or former address, if changed since last report:  Not applicable

Item 5.  Other Events --- Press Release:  "ALPNET Announces First Quarter
Results"

7 May 1997 -- Salt Lake City, Utah. ALPNET, Inc. (NASDAQ: AILP), the largest independent dedicated commercial provider of language translation, product localization, and language-related services to international businesses, today announced results for the quarter ended 31 March 1997. Sales grew to $8.8 million, compared to sales of $6.5 million for the first quarter of 1996, which represents a 35% increase year over year. A net loss of $576,000, or $.03 per share, was sustained in the quarter, compared with net income of $29,000 (less than $.01 per share) for the same quarter in 1996.

Thomas F. Seal, ALPNET President & CEO, made the announcement and issued the following statement:

Delays in significant new projects, coupled with a strategic increase in capacity and seasonal fluctuations in client demand, impacted first quarter results as expected and stated in our press release of 13 March 1997. Our focus is on large-scale projects produced into multiple languages worldwide. Due to the size of these projects, delays will shift large portions of revenues from one quarter to subsequent quarters. We have historically seen that the first quarter is the slowest quarter of the year, as clients push to finish projects in December, and then experience delays getting projects started in the new year. Also, as our industry continues to expand, we have increased our capacity and fixed costs and strategically positioned ourselves to meet customer expectations and grow proportionally with the industry.

In terms of orders received for projects starting in the second quarter and beyond, the overall sales trend continues upward. As we stated in March, based upon our current orders and projects, we believe the second quarter will be strong. Barring unforeseen client delays, we believe revenue will exceed $10 million for the quarter, and that the quarter will be profitable.

A significant portion of the first quarter loss was caused by our underutilization of capacity in Asia. However, the investment ALPNET has made in Asia, setting up the broadest Asian production capability available today, with modern well-equipped offices in Tokyo, Seoul, Shenzhen, and Singapore, is starting to produce results as clients and potential clients see the difference that can be obtained with the personnel in these sites using ALPNET's WinJoust translation technology. Based on our current backlog, we will produce approximately $1.5 million in translation and localization in Asia in the second quarter, up from $874,000 in the first quarter of 1997. The majority of this increase will come from increased sales of Asian language work in Europe and the USA, but also includes increases in sales to local clients in Asia. With these sales, ALPNET-Asia is expected to become a net contributor to operating profit in the second quarter.

It is important in looking at the first quarter results to understand that these results include approximately $150,000 in office closure and restructuring costs, as we also announced in March. With a view to restructure or eliminate marginally performing offices, or offices that are non-strategic for our future, we decided to close our offices in Switzerland and Hong Kong. First quarter results include provisions related to both of these closures as well as an additional amount related to a legal matter associated with the restructuring of our Paris office.

Finally, it is important to note that there is an opportunity for ALPNET to grow due to the confusion in the translation and localization markets. A consolidation of suppliers is occurring, as two smaller competitors, with significant capital injections, have each purchased several other smaller competitors, with the announced intention of creating worldwide translation and localization service suppliers. These competitors are investing large amounts of capital to create what ALPNET already has in place. This has amplified some of the delays in client projects, as potential clients re-evaluate their translation and localization strategies in light of these new developments. We believe that this consolidation will benefit ALPNET, as potential clients recognize that ALPNET already provides worldwide service with a single point of coordination, local country contact to ensure linguistic quality and acceptance, and complete international project management.

ALPNET is the largest publicly-owned dedicated supplier of worldwide translation and product localization services, with more than 375 employees working in 33 wholly-owned offices in 13 countries throughout Europe, North America and Asia. ALPNET supplies its clients with language translation, product localization, language interpreting, language training, and multilingual desktop publishing and printing services. Additional information about ALPNET is available on the World Wide Web at http://www.alpnet.com or you can call or E-mail to receive a copy of ALPNET Review.

Statements in this press release that present information which is not historical are forward looking. There are many factors which could cause actual results to differ materially from those which may be anticipated from these forward-looking statements. These factors include uncertainties caused by clients (including the timing of projects and changes in the scope of services requested), changes in overall competitive and economic conditions, changes in currency exchange rates, or other risks and uncertainties that may be disclosed from time to time in future public statements or in documents filed with the Securities and Exchange Commission. As a result, no assurance can be given as to future results.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  ALPNET, Inc.
                                  (Registrant)

Date:    7 May 1997   \s\ Thomas F. Seal
                      Thomas F. Seal
                      President and Chief Executive Officer


Date:    7 May 1997   \s\ D. Kerry Stubbs
                      D. Kerry Stubbs
                      Chief Financial Officer